Exhibit 99.(k)(5)

AMENDED AND RESTATED EXPENSE REIMBURSEMENT AGREEMENT

This Amended and Restated Expense Reimbursement Agreement (the “Agreement”) is made this 29th day of October, 2025, by and between USVC Venture Capital Access Fund, a Delaware statutory trust (the “Fund”), and Strawberry Tree Management Company LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Fund is a non-diversified, closed-end management investment company that is registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Fund has retained the Adviser to furnish investment advisory services to the Fund on the terms and conditions set forth in the investment advisory agreement, dated October 29, 2025, entered between the Fund and the Adviser, as may be amended or restated (the “Investment Advisory Agreement”); and

WHEREAS, the Fund and the Adviser have determined that it may be appropriate and in the best interests of the Fund for the Adviser to pay certain expenses of the Fund.

WHEREAS, the Fund and the Adviser desire to amended and restate that certain Expense Reimbursement Agreement, dated September 18, 2025 by and between the Fund and the Adviser (the “Prior Agreement”) in its entirety, pursuant to Section 3(f) of the Prior Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1. Expense Reimbursement

(a)	The Adviser shall incur the Fund’s organizational costs and the initial offering costs associated with the Fund’s continuous offering of shares including, but not limited to, legal expenses, printing costs, and expenses relating to the initial seed audit. The Fund shall reimburse the Adviser for any such payments within two years of the Adviser incurring such expenses subject to the limitation that a reimbursement (an “Adviser Recoupment”) will be made only if and to the extent that the Fund’s net assets exceed $20,000,000.

2. Termination and Survival

(a)	This Agreement shall become effective as of the date first written above.

(b)	This Agreement shall continue in effect through at least one year from the effective date of the Fund's registration statement on Form N-2 (file no. 333-255702), and prior to such date, the Adviser may not terminate the Agreement without the approval of the Fund’s Board of Trustees. Thereafter, this Agreement may be terminated, without the payment of any penalty, by the Fund or the Adviser at any time, with or without notice.

(c)	This Agreement shall automatically terminate in the event of (i) the termination by the Fund of the Investment Advisory Agreement, provided, however, that this Agreement shall not terminate in the event that the Investment Advisory Agreement is terminated due to a change of control of the Adviser and a new investment advisory agreement with the Adviser becomes effective immediately upon such termination; (ii) the Board of Trustees of the Fund makes a determination to dissolve or liquidate the Fund; or (iii) upon a quotation or listing of the Fund’s securities on a national securities exchange (including through an initial public offering) or a sale of all or substantially all of the Fund’s assets to, or a merger or other liquidity transaction with, an entity in which the Fund’s shareholders receive shares of a publicly-traded company which continues to be managed by the Adviser or an affiliate thereof.

(d)	Sections 2 and 3 of this Agreement shall survive any termination of this Agreement. Notwithstanding anything to the contrary, Section 1 of this Agreement shall survive any termination of this Agreement with respect to any expenses that have not been reimbursed by the Fund to the Adviser.

3. Miscellaneous

(a)	The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(b)	This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

(c)	Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of Delaware. For so long as the Fund is a registered investment company under the 1940 Act, this Agreement shall also be construed in accordance with the applicable provisions of the 1940 Act. In such case, to the extent the applicable laws of the State of Delaware or any of the provisions herein conflict with the provisions of the 1940 Act, the latter shall control. Further, nothing in this Agreement shall be deemed to require the Fund to take any action contrary to the Fund’s Declaration of Trust or By-Laws, as may be amended or restated, or to relieve or deprive the Board of Trustees of the Fund of its responsibility for and control of the conduct of the affairs of the Fund.

(d)	If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(e)	The Fund shall not assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the Adviser.

(f)	This Agreement may be amended only in writing by mutual consent of the parties. This Agreement may be executed by the parties on any number of counterparts, delivery of which may occur by facsimile or as an attachment to an electronic communication, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

USVC Venture Capital Access Fund

By:	/s/ Erik Syvertsen
Name:	Erik Syvertsen
Title:	Trustee, President and Chief Executive Officer

Strawberry Tree Management Company LLC

By:	/s/ Huoy-Ming Yeh
Name:	Huoy-Ming Yeh
Title:	Chief Executive Officer

[Signature Page to Expense Reimbursement Agreement]